                                                                   Exhibit 4.4.1
                                                                   -------------
                            CERTIFICATE OF AMENDMENT
                  TO THE RESTATED CERTIFICATE OF INCORPORATION

                                       of

                            ELECTRIC FUEL CORPORATION

     Electric Fuel Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

  FIRST: That in a unanimous written consent of the Board of Directors of this corporation a resolution was duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for the presentation of said amendment at the annual meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That Article Four of the Corporation's Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

          "FOUR:  The total number of shares of all classes of stock which the
           ----
corporation shall have authority to issue is Twenty-nine Million (29,000,000) consisting of two classes of shares designated as follows:

          A. Twenty-eight Million (28,000,000) shares of Common Stock, $.01 par value (the "Common Stock"), and

          B. One Million (1,000,000) shares of Preferred Stock, $.01 par value (the "Preferred Stock")."

  and that such amendment is attached hereto as Exhibit A.

  SECOND: That thereafter pursuant to resolution of its Board of Directors the Annual Meeting of the Stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority of the outstanding stock of the corporation entitled to vote thereon was voted in favor of the amendments.

  THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.